Exhibit 5.1

                            [Stoel Rives Letterhead]



                                November 7, 1997


Board of Directors
Pacific Aerospace & Electronics, Inc.
434 Olds Station Road
Wenatchee, WA 98801

Gentlemen:

     We have acted as counsel to Pacific Aerospace & Electronics, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance of up to 2,172,690 shares of Common Stock (the "Shares"), which are issuable upon conversion of the convertible notes in the aggregate principal amount of $5,800,000, issued by the Company in August, 1997 (the "Convertible Notes"). We have reviewed the corporate actions of the Company in connection with this matter, and we have examined such corporate records and other documents as we deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington.

     2. The Shares have been duly authorized and reserved for issuance upon conversion of the Convertible Notes, and when issued upon such conversion, the Shares will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,



                                       /s/ STOEL RIVES LLP